ADDENDUM TO MANAGEMENT AGREEMENT
DATED FEBRUARY 1, 1995 BETWEEN
ARIEL INVESTMENTS, LLC (f/k/a/ ARIEL CAPITAL MANAGEMENT, INC.)
AND ARIEL INVESTMENT TRUST

The series of Ariel Investment Trust (the “Trust”) designated Ariel Discovery Fund (the “Fund”) shall be managed by Ariel Investments, LLC (f/k/a Ariel Capital Management, LLC) (the “Adviser”) pursuant to the Management Agreement between Ariel Capital Management, Inc. and the Trust dated February 1, 1995 with an initial effective date of February 1, 1995, which was assumed by the Adviser pursuant to an Assumption Agreement dated February 1, 2004 between the Adviser and the Trust.  The compensation payable out of the Fund pursuant to Section 4(a) of the Agreement shall be at the following annual rates:

Annual Rate	Value of Average Daily Net Assets
1.00%	First $500 million
0.95%	Next $500 million
0.90%	Over $1 billion

Dated: November 16, 2010

ARIEL INVESTMENTS, LLC

By:    /s/ Mellody Hobson

Title:  President

ARIEL INVESTMENT TRUST

By:   /s/ Anita M. Zagronik

Title:  Vice President, CFO